Exhibit 99.1

Media Contact:	Investor Relations Contact:
Jeremy King	Dana Nolan
(205) 264-4551	(205) 264-7040

Strong Foundation. Positive Results. Regions reports first quarter 2022 earnings of $524 million, earnings per diluted share of $0.55

BIRMINGHAM, Ala. - (BUSINESS WIRE) - April 22, 2022 - Regions Financial Corp. (NYSE:RF) today announced earnings for the first quarter ended March 31, 2022. The company reported first quarter net income available to common shareholders of $524 million and earnings per diluted share of $0.55. Total revenue of $1.6 billion and pre-tax pre-provision income(1) of $666 million reflected a 5 percent increase in net interest income compared to the first quarter of 2021 attributable to higher interest rates as well as loan and deposit growth.

“Our solid first-quarter results are a reflection of Regions' sound business strategy. Factors positioning us for further growth include our passion for delivering a first-class banking experience, an innovative mindset in digital banking and other services, our enhanced specialty capabilities, and exceptional teams that are building and deepening customer relationships in many of the fastest-growing markets in the country,” said John Turner, President and CEO of Regions Financial Corp. “We are proud that our results reflect Regions' strong credit profile, our commitment to prudently managing expenses, and our growth in loan commitments, balances, and pipelines, as well as deposit accounts and balances. We will continue to differentiate Regions through a seamless customer experience, an always-on focus toward evolving and enhancing our services, and exceptional banking teams that are empowered through competitive tools and resources to expand our customer base and build even greater client loyalty.”

Regions' Strategic Plan in Action:

With results including a year-to-year increase in net interest income, well-controlled expenses, solid credit metrics, and more, Regions is delivering quality fundamentals supported by key advantages. Those advantages include:
•Strong in-market migration converting legacy "core" markets into growth markets:
◦Nineteen of Regions' top 25 MSAs are projected to grow faster than the U.S. national average.
◦Twenty of the top 25 U.S. markets with net migration inflows are within Regions' footprint, which includes vibrant markets across the Southeast, Texas, and portions of the Midwest.
◦Regions' deposit-weighted population growth by MSA for 2022-2027 is projected at 3.6% vs. the national average of 3.2%.

◦Consistently onboarding talented and highly experienced, revenue-generating personnel in growth markets, further introducing the Regions brand to more businesses and consumers
•Digital and data supporting a better banking experience:
◦5.5% increase in overall digital users in 1Q22 compared to 1Q21
◦9.5% increase specifically in mobile users in 1Q22 compared to 1Q21
◦4.6% increase in digital transactions as a percentage of total consumer customer transactions in 1Q22 compared to 1Q21
◦Expansion of Regions' Relationship Platform: Regions Bridge provides a single client relationship view to better serve customers across Wealth Management and Mortgage.
◦New Fulfillment & Servicing Platforms for Real Estate Loans: Part of Regions' path to a more omnichannel experience
◦Centralization of Data/Modernization: Leveraging modern Big Data Platforms to accelerate data-driven decision-making processes

SUMMARY OF FIRST QUARTER 2022 RESULTS:

	Quarter Ended
(amounts in millions, except per share data)	3/31/2022	12/31/2021	3/31/2021
Net income	$548	$438	$642
Preferred dividends and other	24	24	28
Net income available to common shareholders	$524	$414	$614

Weighted-average diluted shares outstanding	947	958	968
Actual shares outstanding—end of period	933	942	961

Diluted earnings per common share	$0.55	$0.43	$0.63

Selected items impacting earnings:
Pre-tax adjusted items(1):
Adjustments to non-interest expense(1)	$(1)	$(16)	$(10)
Adjustments to non-interest income(1)	1	—	4
Total pre-tax adjusted items(1)	$—	$(16)	$(6)

Diluted EPS impact*	$—	$(0.01)	$—

Pre-tax additional selected items**:
CECL provision (in excess of) less than net charge-offs***	$82	$(66)	$225
Capital markets income - CVA/DVA	6	—	11
MSR net hedge performance	(5)	(5)	7
PPP loan interest income****	12	39	40
Pension settlement charges	—	(3)	—
Ginnie Mae re-securitization gains	12	—	—

*        Based on income taxes at an approximate 25% incremental rate.
**     Items impacting results or trends during the period, but are not considered non-GAAP adjustments. These items generally include market-related measures, impacts of new accounting guidance, or event driven actions.
***     Fourth quarter 2021 amount includes $145 million for the initial allowance for non-purchased credit deteriorated acquired EnerBank loans.
**** Interest income for the Small Business Administration's Paycheck Protection Program (PPP) loans includes estimated funding costs.

Non-GAAP adjusted items(1) impacting the company's earnings are identified to assist investors in analyzing Regions' operating results on the same basis as that applied by management and provide a basis to predict future performance. Non-GAAP adjusted items(1) in the current quarter had minimal impact.

Total revenue

	Quarter Ended
($ amounts in millions)	3/31/2022	12/31/2021	3/31/2021	1Q22 vs. 4Q21		1Q22 vs. 1Q21
Net interest income	$1,015	$1,019	$967	$(4)	(0.4)%	$48	5.0%
Taxable equivalent adjustment	11	10	11	1	10.0%	—	NM
Net interest income, taxable equivalent basis	$1,026	$1,029	$978	$(3)	(0.3)%	$48	4.9%
Net interest margin (FTE)	2.85%	2.83%	3.02%
Adjusted net interest margin (FTE) (non-GAAP)(1)	3.43%	3.34%	3.40%

Non-interest income:
Service charges on deposit accounts	$168	$166	$157	2	1.2%	11	7.0%
Card and ATM fees	124	127	115	(3)	(2.4)%	9	7.8%
Wealth management income	101	100	91	1	1.0%	10	11.0%
Capital markets income	73	83	100	(10)	(12.0)%	(27)	(27.0)%
Mortgage income	48	49	90	(1)	(2.0)%	(42)	(46.7)%
Commercial credit fee income	22	23	22	(1)	(4.3)%	—	—%
Bank-owned life insurance	14	14	17	—	—%	(3)	(17.6)%
Securities gains (losses), net	—	—	1	—	—%	(1)	(100.0)%
Market value adjustments on employee benefit assets*	(14)	—	7	(14)	NM	(21)	(300.0)%
Gains on equity investment	—	—	3	—	—	(3)	(100.0)%
Other	48	53	38	(5)	(9.4)%	10	26.3%
Non-interest income	$584	$615	$641	$(31)	(5.0)%	$(57)	(8.9)%
Total revenue	$1,599	$1,634	$1,608	$(35)	(2.1)%	$(9)	(0.6)%

Adjusted total revenue (non-GAAP)(1)	$1,598	$1,634	$1,604	$(36)	(2.2)%	$(6)	(0.4)%

NM - Not Meaningful
* These market value adjustments relate to assets held for employee benefits that are offset within salaries and employee benefits expense.

Total revenue of approximately $1.6 billion decreased 2 percent on both a reported and an adjusted basis(1) compared to the fourth quarter of 2021. Net interest income was relatively stable compared to the fourth quarter and benefited from average loan growth and rising interest rates but was offset by a lower contribution from the Paycheck Protection Program (PPP) forgiveness income and two fewer days. Deposit growth trends continued during the quarter, and average cash balances increased to new record levels, negatively impacting the reported net interest margin, which increased 2 basis points to 2.85 percent. Excluding the impact of PPP interest income and excess cash balances held at the Federal Reserve, the company's adjusted net interest margin(1) increased 9 basis points to 3.43 percent.

Non-interest income decreased 5 percent on both a reported and an adjusted basis(1) compared to the fourth quarter of 2021. Service charges, mortgage income, and wealth management income remained relatively stable. Mortgage income includes approximately $12 million in gains associated with previously repurchased Ginnie Mae loans sold during the first quarter. Capital markets income decreased 12 percent as merger and acquisition advisory fees were muted by seasonality as well as timing of transactions. Additionally, debt and real estate capital markets were impacted by interest rate uncertainty, geopolitical tensions and volatility in credit spreads. Card & ATM fees decreased 2 percent due to seasonally lower spend and fewer days in the quarter. Other non-interest income declined 9 percent primarily due to an increase in the value of equity investments in the prior quarter that did not repeat. Additionally, market value adjustments on employment benefit assets that are offset in salaries and benefits decreased during the quarter.

Non-interest expense

	Quarter Ended
($ amounts in millions)	3/31/2022	12/31/2021	3/31/2021	1Q22 vs. 4Q21		1Q22 vs. 1Q21
Salaries and employee benefits	$546	$575	$546	$(29)	(5.0)%	$—	—%
Equipment and software expense	95	96	90	(1)	(1.0)%	5	5.6%
Net occupancy expense	75	76	77	(1)	(1.3)%	(2)	(2.6)%
Outside services	38	41	38	(3)	(7.3)%	—	—%
Professional, legal and regulatory expenses	17	33	29	(16)	(48.5)%	(12)	(41.4)%
Marketing	24	32	22	(8)	(25.0)%	2	9.1%
FDIC insurance assessments	14	13	10	1	7.7%	4	40.0%
Credit/checkcard expenses	26	15	14	11	73.3%	12	85.7%
Branch consolidation, property and equipment charges	1	—	5	1	NM	(4)	(80.0)%
Visa class B shares expense	5	8	4	(3)	(37.5)%	1	25.0%
Other	92	94	93	(2)	(2.1)%	(1)	(1.1)%
Total non-interest expense	$933	$983	$928	$(50)	(5.1)%	$5	0.5%
Total adjusted non-interest expense(1)	$932	$967	$918	$(35)	(3.6)%	$14	1.5%

NM - Not Meaningful

Non-interest expense decreased 5 percent on a reported basis and 4 percent on an adjusted basis(1) compared to the fourth quarter of 2021. Salaries and benefits decreased 5 percent driven primarily by lower incentive compensation, which was offset by a seasonal increase in payroll taxes and 401(k) expenses. Professional and legal fees decreased $16 million due primarily to elevated expenses associated with the company's fourth quarter acquisitions. Marketing expenses decreased 25 percent attributable primarily to the timing of marketing campaigns. Partially offsetting these reductions, credit and checkcard expenses increased $11 million during the quarter.

The company's first quarter efficiency ratio was 57.9 percent on both a reported and adjusted basis(1). The effective tax rate was approximately 22 percent.

Loans and Leases

	Average Balances

($ amounts in millions)	1Q22	4Q21	1Q21	1Q22 vs. 4Q21		1Q22 vs. 1Q21
Commercial and industrial	$43,993	$42,254	$42,816	$1,739	4.1%	$1,177	2.7%
Commercial real estate—owner-occupied	5,506	5,649	5,678	(143)	(2.5)%	(172)	(3.0)%
Investor real estate	7,082	7,185	7,222	(103)	(1.4)%	(140)	(1.9)%
Business Lending	56,581	55,088	55,716	1,493	2.7%	865	1.6%
Residential first mortgage	17,496	17,413	16,606	83	0.5%	890	5.4%
Home equity	6,163	6,334	7,085	(171)	(2.7)%	(922)	(13.0)%
Consumer credit card	1,142	1,155	1,151	(13)	(1.1)%	(9)	(0.8)%
Other consumer—exit portfolios	987	1,160	1,884	(173)	(14.9)%	(897)	(47.6)%
Other consumer	5,445	5,398	2,313	47	0.9%	3,132	135.4%
Consumer Lending	31,233	31,460	29,039	(227)	(0.7)%	2,194	7.6%
Total Loans	$87,814	$86,548	$84,755	$1,266	1.5%	$3,059	3.6%

NM - Not meaningful.

Average loans and leases increased 1 percent compared to the prior quarter driven primarily by growth in commercial and industrial lending. Average business lending increased 3 percent reflecting broad-based growth in corporate, middle market, and real estate lending across the company's diversified and specialized portfolios. While still below pre-pandemic levels, commercial loan line utilization levels ended the quarter at approximately 43.9 percent, increasing 160 basis points over the prior quarter. Loan production continues to be strong with loan commitment growth of approximately $1.6 billion during the quarter. Average consumer lending decreased 1 percent attributable to lower exit portfolios, home equity and credit card balances, partially offset by growth in residential first mortgage and other consumer credit which includes EnerBank. Additionally, during the quarter, residential first mortgage was impacted by the re-securitization and sale of approximately $285 million of Ginnie Mae loans that had been previously repurchased from their pools.

Deposits

	Average Balances

($ amounts in millions)	1Q22	4Q21	1Q21	1Q22 vs. 4Q21		1Q22 vs. 1Q21
Customer low-cost deposits	$132,829	$130,177	$117,775	$2,652	2.0%	$15,054	12.8%
Customer time deposits	5,905	6,505	5,158	(600)	(9.2)%	747	14.5%
Corporate treasury time deposits	—	—	4	—	NM	(4)	(100.0)%
Corporate treasury other deposits	—	—	—	—	NM	—	NM
Total Deposits	$138,734	$136,682	$122,937	$2,052	1.5%	$15,797	12.8%

($ amounts in millions)	1Q22	4Q21	1Q21	1Q22 vs. 4Q21		1Q22 vs. 1Q21
Consumer Bank Segment	$83,054	$80,930	$72,949	$2,124	2.6%	$10,105	13.9%
Corporate Bank Segment	42,609	42,659	40,285	(50)	(0.1)%	2,324	5.8%
Wealth Management Segment	10,407	10,054	9,281	353	3.5%	1,126	12.1%
Other	2,664	3,039	422	(375)	(12.3)%	2,242	NM
Total Deposits	$138,734	$136,682	$122,937	$2,052	1.5%	$15,797	12.8%

Total average deposit balances increased 2 percent to a new record high in the first quarter of 2022. Consumer and Wealth Management deposits increased compared to the fourth quarter, while corporate deposits remained relatively stable.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	3/31/2022	12/31/2021	3/31/2021
ACL/Loans, net	1.67%	1.79%	2.44%
ALL/Loans, net	1.59%	1.69%	2.33%
Allowance for credit losses to non-performing loans, excluding loans held for sale	446%	349%	280%
Allowance for loan losses to non-performing loans, excluding loans held for sale	423%	328%	268%
Provision for (benefit from) credit losses	$(36)	$110	$(142)
Net loans charged-off	$46	$44	$83
Net loan charge-offs as a % of average loans, annualized	0.21%	0.20%	0.40%
Non-performing loans, excluding loans held for sale/Loans, net	0.37%	0.51%	0.87%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale	0.39%	0.54%	0.90%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale*	0.53%	0.70%	1.09%
Total Criticized Loans—Business Services**	$2,539	$2,905	$3,756
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Positive asset quality performance and waning pandemic concerns partially offset by loan growth and general economic volatility associated primarily with inflation and geopolitical unrest resulted in a net $36 million benefit to the provision for credit losses during the first quarter of 2022. The resulting allowance for credit losses was equal to 1.67 percent of total loans and 446 percent of total non-performing loans, excluding loans held for sale. Annualized net charge-offs increased 1 basis point to 0.21 percent of average loans during the first quarter. Total non-performing loans, excluding loans held for sale, and total business services criticized loans improved during the quarter. Overall asset quality continues to reflect broad-based improvement across most commercial and consumer loan portfolios, as well as elevated recoveries associated with strong collateral asset values.

Capital and liquidity

	As of and for Quarter Ended
	3/31/2022	12/31/2021	3/31/2021
Common Equity Tier 1 ratio(2)	9.4%	9.6%	10.3%
Tier 1 capital ratio(2)	10.8%	11.0%	11.9%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	5.93%	6.83%	7.43%
Tangible common book value per share (non-GAAP)(1)*	$10.06	$11.38	$11.46
Loans, net of unearned income, to total deposits	63.3%	63.1%	65.4%
* Tangible common book value per share includes the impact of quarterly earnings and changes to market value adjustments within accumulated other comprehensive income, as well as continued capital returns.
Regions maintains a solid capital position as estimated capital ratios remain well above current regulatory requirements. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 10.8 percent and 9.4 percent respectively at quarter-end.

During the first quarter, the company repurchased 9 million shares of common stock for a total of $215 million through open market purchases and declared $159 million in dividends to common shareholders.

(1)Non-GAAP; refer to pages 5, 6, 9, 10 and 19 of the financial supplement to this earnings release for reconciliations.
(2)Current quarter Common Equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
In addition to the live audio webcast at 10 a.m. ET on April 22, 2022, an archived recording of the webcast will be available at the Investor Relations page of www.regions.com following the live event. A replay of the earnings call will also be available beginning Friday, April 22, 2022, at 1:30 p.m. ET through Sunday, May 22, 2022. To listen by telephone, please dial 855-859-2056, and use access code 8966427.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $164 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,300 banking offices and more than 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:
•Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in unemployment rates, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.
•Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.
•Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.
•The impact of pandemics, including the ongoing COVID-19 pandemic, on our businesses, operations, and financial results and conditions. The duration and severity of any pandemic, including the COVID-19 pandemic, could disrupt the global economy, adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values, and result in lost revenue or additional expenses.
•Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in tax law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.
•The effect of new tax legislation and/or interpretation of existing tax law, which may impact our earnings, capital ratios, and our ability to return capital to shareholders.
•Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.
•Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, credit loss provisions or actual credit losses where our allowance for credit losses may not be adequate to cover our eventual losses.
•Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.
•Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.
•Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.
•Our ability to effectively compete with other traditional and non-traditional financial services companies, including fintechs, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.
•Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.
•Our inability to keep pace with technological changes, including those related to the offering of digital banking and financial services, could result in losing business to competitors.
•Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, including as a result of the changes in U.S. presidential administration, control of the U.S. Congress, and changes in personnel at the bank regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements and restrictions under law or imposed by our regulators, which may impact our ability to return capital to shareholders.
•Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements.
•Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted.
•The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.
•The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.
•Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our businesses.
•Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and nonfinancial benefits relating to our strategic initiatives.

•The risks and uncertainties related to our acquisition or divestiture of businesses, including our recently completed acquisitions of EnerBank, Sabal, and Clearsight, and risks related to such acquisitions, including that the expected synergies, cost savings and other financial or other benefits may not be realized within the expected timeframes, or might be less than projected; difficulties in integrating the businesses; and the inability of Regions to effectively cross-sell products following these acquisitions.
•The success of our marketing efforts in attracting and retaining customers.
•Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.
•Fraud or misconduct by our customers, employees or business partners.
•Any inaccurate or incomplete information provided to us by our customers or counterparties.
•Inability of our framework to manage risks associated with our businesses, such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.
•Dependence on key suppliers or vendors to obtain equipment and other supplies for our businesses on acceptable terms.
•The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.
•The effects of geopolitical instability, including wars, conflicts, civil unrest, and terrorist attacks and the potential impact, directly or indirectly, on our businesses.
•The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and frequency of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.
•Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.
•Our ability to identify and address cyber-security risks such as data security breaches, malware, ransomware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our businesses and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.
•Our ability to achieve our expense management initiatives.
•Market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans.
•Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets.
•The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.
•Our ability to receive dividends from our subsidiaries, in particular Regions Bank, could affect our liquidity and ability to pay dividends to shareholders.
•Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.
•Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.
•The effects of anti-takeover and exclusive forum laws and provision in our certificate of incorporation and bylaws.
•The effects of any damage to our reputation resulting from developments related to any of the items identified above.
•Other risks identified from time to time in reports that we file with the SEC.

The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC.
Forward-looking statements are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the COVID-19 pandemic (including the impact of additional variants and resurgences), the effectiveness, availability and acceptance of any vaccines or therapies, and the direct and indirect impact of the COVID-19 pandemic on our customers, third parties and us.
The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful basis for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

The allowance for credit losses (ACL) as a percentage of total loans is an important ratio, especially during periods of economic stress. Management believes this ratio provides investors with meaningful additional information about credit loss allowance levels when the impact of SBA's Paycheck Protection Program loans, which are fully backed by the U.S. government, and any related allowance are excluded from total loans and total allowance which are the denominator and numerator, respectively, used in the ACL ratio. This adjusted ACL ratio represents a non-GAAP financial measure.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance
•Metrics for incentive compensation

Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Jeremy King at (205) 264-4551.